                                                                    EXHIBIT 3.1


                              RESTATED CERTIFICATE
                                       OF
                                 INCORPORATION


         Fiber Optic Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of this corporation is Fiber Optic Communications, Inc. Fiber Optic Communications, Inc. was originally incorporated under the same name. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 27, 1992.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted and restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         3. This Restated Certificate of Incorporation was duly consented to, and adopted by, the holders of (i) a majority of the outstanding shares of common stock, par value $.01 per share, of the Corporation and 10% Senior Series 1 Cumulative Redeemable Preferred Stock, par value $.01 per share, of this corporation ("Series 1 Preferred Stock"), consenting together as a class and by (ii) over three-fourths (3/4s) of the outstanding shares of Series 1 Preferred Stock, acting without a meeting by unanimous written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware.

         4. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         FIRST: The name of this corporation (the "Corporation") is "IXC Communications, Inc."

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred and three million (103,000,000) consisting of (i) one hundred million (100,000,000) shares of common stock, par value $.01 per share, and (ii) three million (3,000,000) shares of preferred stock, par value $.01 per share. The preferred stock may be issued at any time, and from time to time, in one or more series pursuant hereto or to a resolution or resolutions providing for such issue duly adopted by the board of directors (the "Board") of the Corporation (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited, or none, of each such series of preferred stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of preferred stock.

                 Upon the filing of this Second Amendment to Restated Certificate of Incorporation which amends Article FOURTH to read as set forth above, and without any further action on the part of the holders thereof, each issued and outstanding share of common stock will be reclassified and changed into 0.8083 shares of common stock.

         FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation (the "Bylaws").

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized:

         (a) to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by statute;

         (b) from time to time to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board so to do;

         (c) subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

         (d) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provisions of such laws, of the Restated Certificate of Incorporation of the Corporation and its Bylaws.

         SEVENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

         EIGHTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable laws, and all rights conferred on stockholders herein are granted subject to this reservation.

         NINTH:  The Corporation is to have perpetual existence.

         TENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         ELEVENTH:

         A. Designation of Two Series of Preferred Stock. There are hereby provided two series of preferred stock designated and to be known as "10% Senior Series 1 Cumulative Redeemable Preferred Stock" and "10% Junior Series 3 Cumulative Redeemable Preferred Stock."

         B. Definitions. As used in this Eleventh Article, the following terms shall have the meanings indicated:

                 1. "Common Stock" shall mean the common stock, $.01 par value per share, issued or to be issued by the Corporation.

                 2. "Original Issue Date" shall mean, with respect to any share of Series Preferred Stock, the date of the original issuance of such shares.

                 3. "Preferred Stock" shall mean the preferred stock, $.01 par value per share, issued or to be issued by the Corporation.

                 4. "Series 1 Preferred Stock" shall mean the 10% Senior Series 1 Cumulative Redeemable Preferred Stock, $.01 par value per share, issued or to be issued by the Corporation.

                 5. "Series 3 Preferred Stock" shall mean the 10% Junior Series 3 Cumulative Redeemable Preferred Stock, $.01 par value per share, issued or to be issued by the Corporation.

                 6. "Series Preferred Stock" shall mean, collectively, the Series 1 Preferred Stock and the Series 3 Preferred Stock.

         C. Number of Shares. The number of shares constituting the Series 1 Preferred Stock shall be 2,000. The number of shares constituting the Series 3 Preferred Stock shall be 12,550.

         D. Rights, Preferences, Privileges and Restrictions. The voting powers and relative rights, preferences, restrictions and other mattes relating to the Series Preferred Stock are as follows:

                 1.       Dividends.

                          (a)     The holders of shares of Series 1 Preferred
Stock then outstanding shall be entitled to receive, prior to the payment of any dividend on any other Preferred Stock of the Corporation or the Common Stock of the Corporation, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an annual amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend, and no more. The holders of shares of Series 3 Preferred Stock then outstanding shall be entitled to receive, prior to the payment of any dividend on any other Preferred Stock of the Corporation (other than the Series 1 Preferred Stock) or the Common Stock of the Corporation, when as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an annual amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend, and no more. Such dividends on the outstanding shares of Series Preferred Stock shall be payable on such date as the Board may from time to time determine (each such date being a "dividend payment date"). The Board may fix a record date for the determination of holders of shares of Series Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall not be more than sixty (60) days prior to the date fixed for the payment thereof. Each such annual dividend shall be fully cumulative and shall accrue from day to day (whether or not declared) from the first day of each period in which such dividend may be payable as herein provided, except that the first annual dividend with respect to each share of Series Preferred Stock shall accrue from the Original Issue Date of such share or such other date as determined by the Board, except that dividends with respect to each share of Series 3 Preferred Stock shall accrue from August 14, 1992.
Dividends, when, as and if declared, shall be payable in cash.

                          (b)     The holder of each outstanding fractional
share of Series Preferred Stock shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series Preferred Stock with the same Original Issue Date and all such dividends with respect to each such outstanding fractional share shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 1(a).

                          (c)     All dividends paid with respect to the
outstanding shares of Series Preferred Stock pursuant to Section 1(a) shall be paid pro rata to the holders of each class entitled thereto. Each Series 1 Preferred Stock holder's pro rata share of such dividends shall be calculated by multiplying the total dividends to be paid by the percentage of (i) the aggregate accrued but unpaid dividends to the date such payment is made on all issued and outstanding shares of Series 1 Preferred Stock represented by (ii) the aggregate accrued but unpaid dividends to the date such payment is made on all shares (including fractional shares) of Series 1 Preferred Stock held by such holder, and no more. Each Series 3 Preferred Stock holder's pro rata share of such dividends shall be calculated by multiplying the total dividends to be paid by the percentage of (i) the aggregate accrued but unpaid dividends to the date such payment is made on all issued and outstanding shares of Series 3 Preferred Stock represented by (ii) the aggregate accrued but unpaid dividends to the date such payment is made on all shares (including fractional shares) of Series 3 Preferred Stock held by such holder, and no more.

                 2.       Liquidation Rights of Series Preferred Stock:

                          (a)     In the event of any liquidation, dissolution
or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of any other Preferred Stock of the Corporation or Common Stock of the Corporation, an amount equal to $1,000 per share of Series Preferred Stock then outstanding, plus all accrued but unpaid dividends thereon to the date such payment is actually made, and no more. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the outstanding shares of Series Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts set forth above, then the entire assets of the Corporation to be distributed shall be distributed (i) first, ratably among the holders of outstanding shares of Series 1 Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series 1 Preferred Stock held by each holder and (ii) second, ratably among the holders of outstanding shares of Series 3 Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series 3 Preferred Stock held by each holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than sixty (60) days prior to the payment date stated therein, to each record holder of Series Preferred Stock.

                          (b)     A consolidation or merger of the Corporation
with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation as those terms are used in this Section 2 unless such consolidation, merger or sale shall be in connection with a dissolution or winding up of the Corporation.

                          (c)     The payment of preferential amounts pursuant
to this Section 2 with respect to each outstanding fractional share of Series 1 Preferred Stock shall be equal to a ratably proportionate amount of the preferential amount payable with respect to each outstanding share of Series 1 Preferred Stock with the same Original Issue Date. The payment of preferential amounts pursuant to this Section 2 with respect to each outstanding fractional share of Series 3 Preferred Stock shall be equal to the ratably proportionate amount of the preferential amount payable with respect to each outstanding share of Series 3 Preferred Stock with the same Original Issue Date.

                 3.       Voluntary Redemption by the Corporation.

                          (a)     The Corporation, at the option of the Board,
may at any time or from time to time redeem the outstanding shares of Series 1 Preferred Stock in whole or in part from any source of funds legally available therefor. The Corporation, at the option of the Board, may at any time or from time to time redeem the outstanding shares of Series 3 Preferred Stock in whole or in part from any source of funds legally available therefor, provided that there shall then be no outstanding shares of Series 1 Preferred Stock.

                          (b)     The redemption price for each outstanding
share of Series Preferred Stock shall be equal to $1,000 plus an amount equal to any accrued and unpaid dividends on such share through the Redemption Date (as defined below), whether or not declared (the "Redemption Price").

                          (c)     In the event of a redemption of only a part
of the outstanding shares of a class of Series Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each holder of outstanding shares of such class of Series Preferred Stock.

                          (d)     At least ten (10) days and not more than
sixty (60) days prior to the date fixed for any redemption of shares of a class of Series Preferred Stock (the "Redemption Date"), written notice (the "Redemption Notice," and the class of Series Preferred Stock referenced in such Redemption Notice shall be referred to herein as the "Redeemed Stock") shall be sent, by registered mail, to each holder of record of the outstanding shares of Redeemed Stock at his or her mailing address last shown on the records of the Corporation. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder received the notice, and failure duly to give the notice by mail, or any defect in the notice, to any holder of shares of such class of Series Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of such class of Series Preferred Stock.
The Redemption Notice shall state:

                                  (i)      whether all or less than all of the
outstanding shares of the class of Series Preferred Stock are to be redeemed and the total number of shares being redeemed;

                                  (ii)     the number of outstanding shares of
Redeemed Stock held by the holder which the Corporation intends to redeem;

                                  (iii)    the Redemption Date and the
Redemption Price;

                                  (iv)     that from and after the Redemption
Date, dividends shall cease to accrue; and

                                  (v)      that the holder is to surrender to
the Corporation, in the manner and at the place designated, the certificate or certificates representing the outstanding shares of Redeemed Stock to be redeemed.

                          (e)     On or before the Redemption Date, each holder
of outstanding shares of Redeemed Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by any such certificate or certificates are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares. All shares of the class of Series Preferred Stock called for redemption will cease to accrue dividends as of the Redemption Date. After the Redemption Date, holders of such class of Series Preferred Stock shall no longer be treated as stockholders of the Corporation with respect to the shares of Series Preferred Stock being redeemed, except with respect to the right to receive the Redemption Price, without interest, upon the surrender of their respective certificates.

                        (f) The Corporation may, at its option, on or prior to the Redemption Date, deposit with its transfer agent or other redemption agent selected by the Board of Directors of the Corporation, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such transfer agent or other redemption agent to give or complete the Redemption Notice and to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders. In case the holders of any shares shall not, within five (5) years after such deposit, claim the amount deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance of such amount so deposited and shall thereupon be relieved of all responsibility to the holders thereof. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

                        (g) All shares of Series 1 Preferred Stock which shall have been redeemed pursuant to this Section 3 shall thereupon be restored to the status of authorized but unissued shares of Series 1 Preferred Stock.

                        (h) All shares of Series 3 Preferred Stock which shall have been redeemed pursuant to this Section 3 shall thereupon be restored to the status of authorized but unissued shares of Series 3 Preferred Stock.

         4. Voting Rights. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, holders of outstanding shares of Series 1 Preferred Stock shall have no voting rights. At all meetings of the stockholders of the Corporation and in the case of any actions of stockholders in lieu of a meeting, each share of Series 3 Preferred Stock shall entitle the holder thereof to one vote. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and Series 3 Preferred Stock shall vote together as a single class, and neither the Common Stock nor Series 3 Preferred Stock shall be entitled to vote as a separate class on any matter to be voted on by shareholders of the Corporation, except that the holders of the Series 3 Preferred Stock shall be entitled to vote as a separate class to elect one member of the Board of Directors of the Corporation.

         5. Restrictions and Limitations. Except as otherwise provided by the General Corporation Law of the State of Delaware, no amendment to this Restated Certificate of Incorporation shall be made by the Corporation which would change any of the terms, rights, preferences, privileges or restrictions provided herein so as to affect adversely any shares of Series Preferred Stock without the prior written consent of the holders of at least a majority of each of the Series 1 Preferred Stock and the Series 3 Preferred Stock entitled to vote thereon and outstanding at the time such action is taken; provided that no amendment will change (i) the rate or times at which or the manner in which dividends on any series of the Series Preferred Stock accrue or become payable,
(ii) the preferences with
respect to dividends and liquidation payments set forth in Section 1 and 2 or
(iii) the percentage of the holders of the Series Preferred Stock required to approve any changes described in clauses (i) or (ii) above, without the prior written consent of the holders of at least three-fourths (3/4s) of each of the Series 1 Preferred Stock and the Series 3 Preferred Stock, as applicable, then outstanding; and, provided further, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior written consent of the holders of the applicable percentages of the Series 1 Preferred Stock and the Series 3 Preferred Stock then outstanding.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed and attested by its duly authorized officers this 31st day of January 1994.


                                                  /s/  Ralph J. Swett
                                            -------------------------------
                                               Ralph J. Swett, President

Attest:


  /s/ John J. Willingham
- -----------------------------
John J. Willingham, Secretary